                                                                 EXHIBIT 10.13


                             EMPLOYMENT AGREEMENT


         AGREEMENT, dated as of July 14, 1997 by and among Riverwood International Corporation, a Delaware corporation ("Employer"), Riverwood Holding, Inc., a Delaware corporation ("Holding") and Thomas M. Gannon ("Executive").

                             W I T N E S S E T H :

         WHEREAS, Employer desires to employ Executive and Executive desires to become an Executive of Employer;

         WHEREAS, Employer and Executive desire to set forth the terms and provisions of the such employment (the "Agreement").

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, Employer and Executive hereby agree as follows:

         1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive and Executive hereby accepts employment by Employer.

         2.       Term; Position and Responsibilities.

                  (a) Term of Employment. Unless Executive's employment shall sooner terminate pursuant to Section 7, Employer shall employ Executive for a term commencing July 14, 1997 (the "Effective Time") and ending on July 13, 2000 (the "Initial Term"). Effective upon the expiration of the Initial Term, Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for additional periods of one year (each, an "Additional Term"), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless Employer, at least 180 days prior to the expiration of the Initial Term or any Additional Term, shall give written notice (a "Nonrenewal Notice") to Executive of its intention not to renew such employment. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Employment Period."

                  (b) Position and Responsibilities. During the Employment Period, Executive will serve as Senior Vice President and Chief Financial Officer of Employer with such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with Executive's position as the Board of Directors of Employer ("Employer's Board") specifies from time to time. Executive will devote all of his skills, knowledge and working time (except for (i) vacation time as set forth in Section 6(c) hereof and absence for sickness or similar disability and
(ii) to the extent that it does not interfere with the performance of Executive's duties hereunder, (A) such reasonable time as may be devoted to service on boards of directors and



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the fulfillment of civic responsibilities and (B) reasonable time as may be necessary from time to time for personal financial matters to the conscientious performance of the duties of such position or positions.

           3. Base Salary. As compensation for the services to be performed by Executive during the Employment Period, Employer will pay Executive an annual base salary of $265,000.00 and, in the event that employment hereunder is terminated by death, for the remainder of the pay period in which death occurs and for one month thereafter. Employer's Board will review Executive's Base Salary annually during the period of his employment hereunder and, in the discretion of Employer's Board, may increase (but may not decrease) such base salary from time to time based upon the performance of Executive, the financial condition of Employer, prevailing industry salary levels and such other factors as Employer's Board shall consider relevant. (The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the "Base Salary".) The Base Salary payable under this Section 3 shall be reduced to the extent that Executive elects to defer such Base Salary under the terms of any deferred compensation, savings plan or other voluntary deferral arrangement maintained or established by Employer. Employer shall pay Executive the Base Salary in semi-monthly installments, or in such other installments as may be mutually agreed upon by Employer and Executive.

           4.     Incentive Compensation Arrangements.

                  (a) Incentive Compensation. During the Employment Period, Executive shall participate in Employer's incentive compensation programs for its executive officers existing from time to time, at a level commensurate with his position and duties with Employer, which programs shall provide an annual target bonus of 100% of Base Salary, based on such performance targets as may be established from time to time by Employer's Board or a committee thereof. For calendar year 1997 the incentive compensation shall not be less than $100,000 and shall be paid during the first quarter of 1998. If Employer's actual financial performance for 1997 results in a calculation of a higher award than the minimum guaranteed for 1997, Executive will be paid the greater reward.

           For the 1998 incentive year and thereafter, Executive's annual incentive compensation opportunity will be contingent upon whether Executive elects to make a meaningful investment in Holding Common Stock as defined in
Section 4(c), generally defined as 50% or more of the maximum equity participation offered in Section 4(c). If Executive participates at a meaningful investment level, Executive's annual incentive compensation opportunity will remain at 100% of Executive's Base Salary. If Executive elects not to invest or if the investment is less than meaningful, Executive's annual incentive compensation opportunity shall change to 60% prospectively from the date the opportunity to purchase shares is offered pursuant to Section 4(c). Notwithstanding the aforesaid until Executive is offered the opportunity to purchase shares under Section 4(c), Executive's annual target award will remain at 100% of Executive's Base Salary.



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                  (b)      Special Incentive Plan. Executive will participate
in a special EBITDA improvement plan. The award opportunity will range from $0 to $250,000 with payment depending upon Executive's achieving certain financial and non-financial improvement objectives mutually agreed between Executive and Employer and approved by the Compensation and Benefits Committee of the Employer's Board of Directors during the first 90 days after Executive's initial Employment Date. Specific Corporate performance improvement criteria may include, but not be limited to: EBITDA achievement, cost reduction, cash generation, business process simplification, SAP implementation, and people and organizational development. The Performance period will be the 1998 and 1999 business years. One half of the Special Incentive Plan will be based upon EBITDA achievement and will be paid during the first quarters of the years 1999 and 2000. The second half of the Special Incentive Plan for non-financial objectives shall be determined, calculated and awarded upon completion and review with the Compensation and Benefits Committee. If there is a change of control prior to the dates on which the Special Incentive Plan award could be earned, and if executive is on the payroll immediately preceding the change of control, then the Special Incentive Plan award shall be paid by employer and such payment shall be guaranteed by Holding. The amount to be paid shall assume all targets were achieved.

                  (c) Opportunity to Purchase Shares. (i) Executive shall be granted non-qualified stock options to purchase up to an aggregate of 30,000 shares of Class A Common Stock of Holding, par value $.01 per share (the "Common Stock"). There shall be granted 7,500 Special Options, up to 15,000 Service Options and up to 7,500 Performance Options. The terms and conditions of Executive's purchase of any Shares, including the right of first refusal of Holding with respect to such Shares and the right of Holding and certain of its affiliates to re-purchase such Shares from Executive under certain circumstances, shall be set forth in the Riverwood Holding, Inc. Stock Incentive Plan (the "Stock Incentive Plan"), a separate Management Stock Subscription Agreement, substantially in the form attached hereto as Exhibit A, to be entered into between Holding and Executive (the "Subscription Agreement") and the Registration and Participation Agreement referred to herein. Notwithstanding any other provision herein, no provision hereof shall be deemed to constitute an offer to sell any Common Stock or any interest therein within the meaning of the Securities Act of 1933, as amended, or any state securities laws. The per share exercise price for the Common Stock covered by the Special Options, Services Options and Performance Options shall be:

          Maximum                    Maximum                    Maximum                  Per Share
     Number of Shares            Number of Shares          Number of Shares            Exercise Price
        Covered by                  Covered by                Covered by
      Special options            Service options          Performance options

           7,500                      15,000                     7,500                      $100



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         (c)      Service and Performance Options. (ii) Upon the purchase of the Shares pursuant to Section 4(c)(i), Executive shall be granted non-qualified stock options to purchase additional shares of the Common Stock at an exercise price per share equal to $100, each such option to be granted pursuant to the terms of the Stock Incentive Plan and to have a ten year term, as follows: (i) Executive shall be granted options (the "Service Options") to purchase up to 15,000 shares of Common Stock (or, if less, a number of shares of Common Stock equal to the product of (x) the number of Shares purchased by Executive pursuant to Section 4(c)(i), multiplied by (y) two) and (ii) Executive shall be granted options (the "Performance Options"), and together with the Service Options, the ("Options") to purchase up to 7,500 additional shares of Common Stock (or, if less, one-half of the number of shares of Common Stock covered by the Service Options granted to Executive pursuant to this
Section 4(c)(ii). The Service Options granted hereby shall vest and become exercisable (A) as to 40% of the Shares subject thereto on the first anniversary of the Grant Date and (B) as to 20% of the Shares subject thereto on each of the second, third and fourth anniversaries of the Grant Date, respectively and the Performance Options shall generally become vested, in full, on the earlier of (A) the date the Company achieves the Cumulative EBITDA target provided for under the terms of the Option Agreement (as defined below) and (B) nine years and six months following the date of grant, subject, in each such case, to Executive's continuous employment through the applicable vesting date. The terms and conditions of the Options (including those described herein) shall be set forth in the Stock Incentive Plan and a separate Management Stock Options Agreement, substantially in the form attached hereto as Exhibit B, to be entered into by Executive and Holding (the "Option Agreement"). The Board of Directors of the Company as of the date hereof has not made a final determination defining the Cumulative EBITDA Target but once established for all other equity participants, it shall be used to determined the vesting of Performance Options.

         5. Executive Benefits. During the Employment Period, employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance, will be provided to Executive in accordance with the programs of Employer then available to senior executive employees, as the same may be amended and in effect from time to time. Executive shall also be entitled to participate in all of Employer's profit sharing, pension, retirement, deferred compensation and savings plans, as the same may be amended and in effect from time to time, applicable to senior executives of Employer. The benefits referred to in this
Section 5 shall be provided to Executive on a basis that is commensurate with Executive's position and duties with the Company hereunder and that is no less favorable than that of similarly situated senior executives of Employer.

         6.       Perquisites and Expenses.

                  (a) General. During the Employment Period, Executive shall be entitled to participate in all special benefit or perquisite programs generally available from time to time to senior executive officers of Employer, on the terms and conditions then prevailing under each such program. Without duplicating the foregoing, during the twelve-month period immediately following



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the commencement of the Initial Term, Executive shall be entitled to the perquisites set forth on Schedule I hereto.

                  (b) Business Travel, Lodging, etc. Employer shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, of the incurrence and purpose of each such expense and otherwise in accordance with Employer's business travel reimbursement policy applicable to senior executives as in effect from time to time.

                  (c) Vacation. Executive shall be entitled to not less than four (4) weeks vacation, without carryover accumulation.

           7.     Termination of Employment.

                  (a) Termination Due to Death or Disability. In the event that Executive's employment hereunder terminates due to death or is terminated by Employer due to Executive's Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in
Section 7(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by Executive of his duties hereunder lasting for a continuous period of six months or longer. The determination of Executive's Disability shall be made by an independent physician who is reasonably acceptable to Employer and Executive and shall be final and binding and shall be based on such competent medical evidence as shall be presented to it by Executive or by any physician or group of physicians or other competent medical experts employed by Executive and/or Employer to advise such independent physician.

                  (b) Termination by Employer for Cause. Executive may be terminated for "Cause" by Employer; provided, however, that Executive and/or his representative shall be permitted to attend a meeting of Employer's Board within thirty days after delivery to him of a Notice of Termination pursuant to this Section 7(b) to explain why he should not be terminated for Cause and, if following any such explanation by Executive, Employer's Board determines that Employer does not have Cause to terminate Executive's employment, any such prior Notice of Termination delivered to Executive shall thereupon be withdrawn and of no further force or effect. "Cause" shall mean (i) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to physical or mental illness) or other willful and material breach by Executive of any of his obligations hereunder or under any other material agreements entered into by and between Employer and Executive, after a demand for substantial performance is delivered (specifying in reasonable detail the failure to perform or breach) is delivered to Executive, and upon the recommendation of the CEO, a reasonable opportunity to cure is given to Executive, (ii) Executive's engaging in willful and serious misconduct that has caused or would reasonably be expected to result in material injury to Employer or any of its affiliates, or (iii) Executive's conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony.



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                  (c)      Termination Without Cause. A termination "Without
Cause" shall mean a termination of employment by Employer other than due to Disability as described in Section 7(a) or for Cause as defined in Section 7(b).

                  (d) Termination by Executive. Executive may terminate his employment for any reason. A termination of employment by Executive for "Good Reason" shall mean a termination of employment by Executive within 30 days following the occurrence of any of the following events without Executive's consent: (i) the assignment to Executive of duties that are significantly different from and that result in a substantial diminution of the duties that he is to assume at the Effective Time. This Section 7(d)(i) shall not apply where the Executive is assigned to another position under the same compensation terms and conditions, (ii) the failure of Employer to obtain the assumption of this Agreement by any successor as contemplated by Section 14,
(iii) a reduction of Executive's Base Salary, (iv) the assignment of Executive to a principal office located beyond a 50-mile radius of Executive's current work place, (v) a material breach by Employer of any of its obligations hereunder or by the company under the Subscription Agreement or the Option Agreement or (vi) delivery to executive of a Nonrenewal Notice, provided in the case of any of clauses (i), (iii) or (v), Executive has delivered written notice of his intention to terminate his employment for "Good Reason", specifying the provisions hereof on which Executive will rely, and Employer or Holding, as the case may be, shall have had a reasonable opportunity to cure.

                  (e) Notice of Termination. Any termination by Employer pursuant to Section 7(a), 7(b) or 7(c) or by Executive pursuant to Section 7(d), shall be communicated by a written "Notice of Termination" addressed to the other parties to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive's employment hereunder has been or will be terminated.

                  (f)      Payments Upon Certain Terminations.

                           (i)      In the event of a termination of
Executive's employment by Employer Without Cause or a termination by Executive of his employment for Good Reason during the Employment Period, Employer shall pay to Executive (or, following his death, to Executive's beneficiary) the total of: (A) his Base Salary for the period (the "Severance Period") beginning on the Date of Termination and ending on the last to occur of (x) the last day of the Initial Term or, if applicable, the then current Additional Term, or (y) the first anniversary of the Date of Termination or (z) the expiration of a number of months equal to the number of completed years of service with the Company and its predecessors completed by Executive as of his Date of Termination and (B) if, as of the Date of Termination, the Company has achieved the performance objectives established under the Company's annual incentive compensation plan for the calendar year that includes the Date of Termination, pro rated on the basis of the fraction described in the immediately following clause (B)(2) hereof, an amount, payable in one lump sum as soon as reasonably practicable following receipt by Employer of Employer's or Holding's financial statements for such calendar year (accompanied by an audit report of its accountants) through the Date of Termination, equal to the product of (1) the amount of incentive compensation that would have been payable to Executive for such calendar year under the annual incentive compensation plan had he remained employed for the



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entire calendar year, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such calendar year that precede the Date of Termination and the denominator of which is equal to 365 (such product, the "Pro Rata Bonus") less (C) any amount paid or payable to Executive under the terms of any severance plan or program of Holding, Employer or any of their respective subsidiaries as in effect on the Date of Termination; provided that Employer may, at any time, pay to Executive in a single lump sum and in satisfaction of Employer's obligations under clause (A) of this Section 7(f)(i), an amount equal to (x) the installments of the Base Salary then remaining to be paid to Executive pursuant to clause (A) above, and the amount, if any, then remaining to be paid to Executive pursuant to clause (B) above, less (y) the amount, if any, remaining to be paid to Executive pursuant to any plan or program identified under clause (C) above. If Executive's employment shall terminate and he is entitled to receive salary continuation payments under clause (A) of this Section 7(f)(i), Employer shall (x) continue to provide to Executive during the Severance Period the life, medical, dental, accidental death and dismemberment and prescription drug benefits referred to in Section 5 (the "Continued Benefits") and (y) reimburse Executive for expenses incurred by him for outplacement and career counseling services provided to Executive for an aggregate amount not in excess of the lesser of
(i) $25,000 and (ii) 20% of Executive's Base Salary. Executive shall not have a duty to mitigate the costs to Employer under this Section 7(f)(i), except that Continued Benefits shall be reduced or canceled to the extent of any comparable benefit coverage offered to Executive during the Severance Period by a subsequent employer. Any benefits payable to Executive under any otherwise applicable plans, policies and practices of Employer shall not be limited by this provision.

                           (ii)     If Executive's employment shall terminate
upon his death or Disability or if Employer shall terminate Executive's employment for Cause or Executive shall terminate his employment without Good Reason during the Employment Period, Employer shall pay Executive his full Base Salary through the Date of Termination, plus, in the case of termination upon Executive's death or Disability, the pro rata amount of incentive compensation for the portion of the calendar year preceding Executive's Date of Termination (exclusive of any time between the onset of a physical or mental disability that prevents the performance by Executive of his duties hereunder and the resulting Date of Termination) that would have been payable to Executive if he had remained employed for the entire calendar year and assuming that all applicable performance targets had been achieved, plus in the case of termination upon Executive's death, his full Base Salary for the remainder of the pay period in which death occurs and for one month thereafter, as provided in Section 3 hereof. Any benefits payable to or in respect of Executive under any otherwise applicable plans, policies and practices of Employer shall not be limited by this provision.

                  (g) Date of Termination. As used in this Agreement, the term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by Employer for Cause, the date on which Notice of Termination is given or, if later, the date of termination specified in such Notice, as contemplated by Section 7(e), and (iii) if Executive's employment is terminated by Employer Without Cause, due to Executive's Disability or by Executive for any reason, 30 days after the date on which Notice of Termination is given as contemplated by Section 7(e) or, if no such Notice is given, 30 days after the date of termination of employment.



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                  (h)      Resignation from Board Memberships. Effective as of
any Date of Termination under this Section 7 or otherwise as of the date of Executive's termination of employment with Employer, Executive shall resign, in writing, from all Board memberships then held by him on the Boards of Holding, Employer or any of their respective subsidiaries.

         8. Unauthorized Disclosure. Without the prior written consent of Employer's Board or its authorized representative, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, Executive will use his best efforts to consult with Employer's Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, or as may be required to defend himself in any arbitration, government hearing or court proceeding, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of Employer's Board, the Board of Directors of Holding and management of Employer or Holding), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to Holding, Employer or any of their respective subsidiaries or affiliates that Holding, Employer or any of their respective subsidiaries or affiliates may receive belonging to suppliers, customers or others who do business with Holding, Employer or any of their respective subsidiaries or affiliates (collectively, "Confidential Information") to any third person, other than Executive's Legal Counsel, unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive's breach of this Section 8).

         9. Non-Competition. During the period of Executive's employment and the one year period following any termination of Executive's employment (such periods referred to collectively as the "Restriction Period"), Executive shall not, directly or indirectly, engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of The Mead Corporation, any of its subsidiaries or any other current or future direct competitor (or any of such direct competitor's subsidiaries or affiliates) of Holding, Employer or any of their respective subsidiaries, as determined in good faith by Employer's Board.

         10. Non-Solicitation of Executives. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other person or entity with which he is or shall become associated in any capacity, (a) solicit for employment, employ or otherwise interfere with the relationship of Holding, Employer or any of their respective subsidiaries with, any person who at any time during the six months preceding such solicitation, employment or interference is or was employed by or otherwise engaged to perform services for Holding, Employer or any of their respective subsidiaries, other than any such solicitation or employment during Executive's employment with Holding and Employer on behalf of Holding, and Employer, or (b) induce any Executive of Holding, Employer or any of their respective subsidiaries who is a member



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of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10 or 11 hereof or to terminate his employment with Employer.

         11. Non-Solicitation of Customers. During the Restriction Period, Executive shall not, directly or indirectly, solicit or otherwise attempt to establish for himself or any other person, firm or entity any business relationship of a nature that is competitive with the business or relationship of Holding, Employer or any of their respective subsidiaries with any person, firm or corporation which during the twelve-month period preceding the date his employment with Holding, Employer and their respective subsidiaries terminates was a customer, client or distributor of Holding, Employer or any of their respective subsidiaries, other than any such solicitation during Executive's employment with Holding or Employer on behalf of Holding or Employer.

         12. Return of Documents. In the event of the termination of Executive's employment for any reason, Executive will deliver to Employer all of Holding's, Employer's or any of their respective subsidiaries' property and Holding's, Employer's or any of their respective subsidiaries' non-personal documents and data of any nature and in whatever medium pertaining to Executive's employment with Holding, Employer or any of their respective subsidiaries, and he will not take with him any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Confidential Information. Executive shall have access to returned documents should Executive require their use for purposes of litigation or arbitration.

         13. Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Employer property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations referred to in this Section 13. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity. If Employer does not prevail in obtaining any such injunctive relief, Employer shall reimburse the Executive for any legal expenses incurred by him in defending the imposition of such injunctive relief.

         14. Assumption of Agreement. Employer will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Employer terminated his employment Without Cause as contemplated by Section 7, except that for purposes of implementing



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the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         15. Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including, without limitation, those made to or with Executive by any other person or entity and the Prior Agreement) are merged herein and superseded hereby.

         16. Indemnification. Employer agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys' fees, arising out of being an Employee and/or Officer of Employer hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of litigation, including attorneys' fees, shall be paid by Employer in advance of the final disposition of such litigation upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement.

         17.      Miscellaneous.

                  (a) Binding Effect. This Agreement shall be binding on and inure to the benefit of Employer and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives.

                  (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 13) shall be resolved by binding arbitration. The arbitration shall be held in the city of Atlanta, Georgia and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. All expenses or arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by the Employer.

                  (c) Governing Law. This Agreement shall be governed by and constructed in accordance with the laws of the State of New York without reference to principles of conflict of laws.



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

                  (d) Taxes. Employer may withhold from any payments made under the Agreement all federal, state or other applicable taxes as shall be required by law.

                  (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Employer's Board or a person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge effecting the rights or obligations of Holding, is approved by the Board of Directors of Holding or such officer of Holding as may be specifically designated for such purpose by such Board of Directors. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

                  (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                  (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                           (A)   if to Employer or Holding, to it as:

                                 Riverwood International Corporation
                                 3350 Cumberland Circle
                                 Suite 1400
                                 Atlanta, Georgia 30339
                                 Attention:  Bill H. Chastain, Esq.

                           (B) if to Executive, to him at the address listed on the signature page hereof.

Copies of any notices or other communications given under this Agreement shall also be given to:

                                 Clayton, Dubilier & Rice, Inc.
                                 375 Park Avenue
                                 New York, New York 10152
                                 Attention:  Mr. Kevin J. Conway
                                 and

                                 Debevoise & Plimpton
                                 875 Third Avenue
                                 New York, New York 10022
                                 Attention: Franci J. Blassberg, Esq.


                  (h)      Survival. Sections 8, 9, 10, 11, 12, 13, 14, 15, 16,
17, and, if Executive's employment terminates in a manner giving rise to a payment under Section 7(f), Section 7(f) shall survive the termination of the employment of Executive hereunder.

                  (i) No Conflicts. Executive, Employer and Holding each represent that they are entering into this Agreement voluntarily and that Executive's employment hereunder and each party's compliance with the terms and conditions of this Agreement will not conflict with or result in the breach of such party of any agreement to which it is a party or by which it may be bound.

                  (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  (k) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

                  (l) Authorization. Employer warrants that Stephen M. Humphrey, President and Chief Executive Officer, is authorized to enter into this Employment Agreement.

           IN WITNESS WHEREOF, Employer and Holding have duly executed this Agreement by their authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.

RIVERWOOD HOLDING, INC.                         RIVERWOOD INTERNATIONAL
                                                CORPORATION



By: /s/ Stephen M. Humphrey                     By: /s/ Stephen M. Humphrey
    -------------------------------------           -------------------------------------
    Stephen M. Humphrey                             Stephen M. Humphrey
    President and Chief Executive Officer           President and Chief Executive Officer


                                                Executive:



                                                /s/ Thomas M. Gannon
                                                ------------------------------------------
                                                Thomas M. Gannon
                                                Riverwood International Corporation
                                                3350 Cumberland Circle, Suite 1400
                                                Atlanta, Georgia 30339



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